                                                                    EXHIBIT 99.1

[K-TRON INTERNATIONAL, INC. LETTERHEAD]                           [K-TRON LOGO]

March 20, 2002


Securities and Exchange Commission
Washington, DC  20549

         Re:      Letter responsive to Temporary Note 3T to Article 3 of
                  Regulation S-X

Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to K-Tron International, Inc. ("K-Tron") that Andersen's audit of the consolidated balance sheets of K-Tron and its subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three fiscal years in the period ended December 29, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


Sincerely,

/s/ Edward B. Cloues, II
-------------------------
Edward B. Cloues, II
Chairman of the Board and
Chief Executive Officer